As filed with the Securities and Exchange Commission on November 15, 2018

Registration No. 333-207972

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GULFMARK OFFSHORE, INC.

(N/K/A GORGON NEWCO, LLC)

(Exact name of registrant as specified in its charter)

Delaware	76-0526032
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

842 West Sam Houston Parkway North, Suite 400 Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Bruce D. Lundstrom

Vice President and Secretary

Gorgon NewCo, LLC

6002 Rogerdale Road

Suite 600

Houston, Texas 77072

(713) 470-5300

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Hope M. Spencer

Jones Walker LLP

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-207972), originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 11, 2015 (the “Registration Statement”) by GulfMark Offshore, Inc. (n/k/a Gorgon NewCo, LLC) (the “Registrant”), and has been filed with the SEC to deregister any and all securities that remain unsold under such Registration Statement as of November 15, 2018 (the “Effective Date”).

On the Effective Date, Tidewater Inc., a Delaware corporation (“Tidewater”) and GulfMark consummated a previously-announced business combination (the “Business Combination”). The Business Combination was effected through a two-step reverse merger, pursuant to which (i) Gorgon Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Tidewater, merged with and into GulfMark, with GulfMark continuing as the surviving corporation and a wholly-owned subsidiary of Tidewater and then, immediately afterwards, (ii) GulfMark merged with and into Gorgon NewCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of Tidewater (“Gorgon”), with Gorgon continuing as the surviving entity and a direct, wholly-owned subsidiary of Tidewater.

As a result of the Business Combination, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any securities registered under the Registration Statement which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on November 15, 2018.

GORGON NEWCO, LLC as successor to GULFMARK OFFSHORE, INC.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Vice President and Secretary

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.